Exhibit 4.3

EXECUTION VERSION

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (as from time to time amended, supplemented or modified, this “Agreement”), dated as of June 15, 2007, is entered into by and among TRANSFIRST GROUP HOLDINGS, INC., a Delaware corporation (“Holdings”), TRANSFIRST PARENT CORP., a Delaware corporation (“Parent”) and WCAS CAPITAL PARTNERS IV, L.P., a Delaware limited partnership (“WCAS CP IV” and the “Purchaser”). Capitalized terms used and not defined elsewhere in this Agreement have the meanings provided for them in Article I hereof.

RECITALS

WHEREAS, on May 2, 2007, Parent, TransFirst Holdings, Inc. (the “Company”), Transistor Acquisition Corp. (“Acquisition Sub”), the Representatives (as defined in the Merger Agreement) and the Designated Stockholders (as defined in the Merger Agreement), entered into an Agreement and Plan of Merger (as from time to time amended, supplemented or modified, the “Merger Agreement”), pursuant to which, upon the terms and subject to the conditions set forth therein, Acquisition Sub agreed to merge with and into the Company (the “Merger”).

WHEREAS, in connection with the financing for the Acquisition, Holdings has entered into a Stock Subscription Agreement (the “Stock Subscription Agreement”) with Welsh, Carson, Anderson & Stowe X, L.P., a Delaware limited partnership (“WCAS X”), and certain other equity investors identified as “Purchasers” therein (together with WCAS X, collectively, the “Equity Investors”), pursuant to which the Equity Investors have severally agreed to purchase from Holdings, upon the terms and subject to the conditions set forth therein, newly issued shares of (x) Participating Preferred Stock, par value $0.01 per share, of Holdings (“Holdings Preferred Stock”) and (y) Common Stock, par value $0.01 per share, of Holdings (“Holdings Common Stock”), such transactions to be consummated on the Closing Date (as defined below) and prior to the consummation of the Merger.

WHEREAS, in connection with the financing for the Merger, Purchaser, Parent and Holdings are also entering into this Agreement, pursuant to which the Purchaser will agree to purchase from Holdings and Parent, and Holdings and Parent will agree to issue and sell to the Purchaser, upon the terms and subject to the conditions hereinafter set forth (i) 10% senior notes due 2017 of Parent (the “Notes”) in an aggregate principal amount of $25,000,000 and in the form of Exhibit A hereto and (ii) 148,602 shares of Participating Preferred Stock and 484,815 shares of Common Stock (the “Shares” and, together with the Notes, the “Securities”), the purchase and sale of such Securities to be consummated on the Closing Date and prior to the consummation of the Merger.

WHEREAS, in connection with the transactions contemplated by the Merger and this Agreement, Holdings, the Purchaser and certain other stockholders of Holdings will enter into a Stockholders Agreement in substantially the form of Exhibit B hereto (the “Stockholders Agreement”) and a Registration Rights Agreement in substantially the form of Exhibit C hereto (the “Registration Rights Agreement”), in each case, relating to the shares of capital stock of Holdings from time to time held by them.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION

SECTION 1.01. Certain Definitions. In addition to the terms defined elsewhere in this Agreement, the following terms have the following meanings when used herein with initial capital letters:

“Affiliate” of any specified Person means any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person.

“Amended and Restated Holdings Charter” has the meaning provided in Section 4.05.

“Ancillary Agreements” has the meaning provided in Section 4.01.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular Person, such Person will be deemed to have beneficial ownership of all securities that such Person has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time.

“Business Day” means any weekday other than a weekday on which banks in New York, New York are authorized or required to be closed.

“Capital Stock” means: (i) in the case of a corporation, corporate stock; (ii) in the case of an association or other business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (iii) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any non-voting debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Change of Control” means the occurrence of any one or more of the following:

(i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Holdings or Parent and its Subsidiaries taken as a whole to any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act, or any successor provision) other than to one or more Permitted Holders; or

(ii) the consummation of any transaction or series of related transactions (including, without limitation, any merger or consolidation), the result of which is that Permitted Holders no longer Beneficially Own, directly or indirectly, more than 50% of the Voting Stock of Parent, measured by voting power rather than number of shares; provided, that, for purposes of this clause (ii), each Person will be deemed to Beneficially Own any Voting Stock of another Person that is held by one or more of its direct or indirect Subsidiaries; provided, further, that for purposes of this clause (ii), when determining the amount of Voting Stock Beneficially Owned by any group, there shall be excluded from such calculation all Voting Stock that is Beneficially Owned by any one or more Permitted Holders that are members of such group;

; provided, further, that, no Change of Control shall be deemed to have occurred upon the occurrence of any one or more of the foregoing events if Parent receives written notice from the Required Holders acknowledging that the occurrence of such event or events described under clause (i) or (ii) will not be deemed to constitute a Change of Control.

“Closing” has the meaning provided in Section 2.02.

“Closing Date” means the date on which the Closing actually occurs.

“Code” means the U.S. Internal Revenue Code of 1986, or any successor federal statute, and the regulations promulgated thereunder, as the same may be amended from time to time.

“Commission” means the Securities and Exchange Commission, or any other federal agency at the time administering the Exchange Act and the Securities Act.

“Consolidated Total Leverage Ratio” means the following ratio:

(a) the sum of Consolidated Total Debt (as defined in the First Lien Credit Agreement (or an analogous term if such definition no longer exists)) as of the last day of the last Measurement Period (measured for Parent, the Company and the Restricted Subsidiaries (as defined in the First Lien Credit Agreement (or, if Restricted Subsidiaries are no longer provided, Subsidiaries)) of the Company on a consolidated basis, including the outstanding principal balance of the Notes on such date); to

(b) Consolidated EBITDA (as defined in the First Lien Credit Agreement (or an analogous term if such definition no longer exists)) for such Measurement Period (measured for Parent, the Company and the Restricted Subsidiaries (as defined in the First Lien Credit Agreement (or, if Restricted Subsidiaries are no longer provided, Subsidiaries)) of the Company on a consolidated basis).

“Control” means, as used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of Voting Stock or by contract or otherwise; and the terms “Controlling” and “Controlled” have meanings correlative to the foregoing.

“Credit Agreements” means the First Lien Credit Agreement and the Second Lien Credit Agreement.

“Default” means any event or condition that constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Equity Interests” means, with respect to any specified Person, (a) any Capital Stock of such Person and (b) any option, warrant, purchase right, conversion right, exchange right or other contractual obligation which would entitle any other Person to acquire any Capital Stock of such specified Person or otherwise entitle any other Person to share in the equity, profit, earnings, losses or gains of such specified Person (including stock appreciation, phantom stock, profit participation or other similar rights).

“Event of Default” has the meaning provided in Section 10.01.

“Exchange Act” means the Securities Exchange Act of 1934, or any successor federal statute, and the rules and regulations of the Commission thereunder, as the same may be amended from time to time.

“Financial Officer” means, with respect to any specified Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person, in each case in his or her capacity as such.

“First Lien Credit Agreement” means the Credit Agreement, dated as of June 15, 2007, among the Company, as borrower, the lenders party thereto from time to time, Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., as administrative agent, first lien collateral agent and swingline lender, Deutsche Bank Securities Inc., as joint lead arranger, joint bookrunner and syndication agent, BNP Paribas, as documentation agent and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as joint lead arranger and joint bookrunner, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, supplemented, refinanced, restructured, replaced or otherwise modified (including any amendment, restatement, supplement, restructuring, refinancing, replacement or other modification that increases the amount borrowed thereunder, extends the maturity thereof, or adds additional borrowers or guarantors thereunder) in whole or in part from time to time, and whether by the same or different agent, lender or group of lenders.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Holder” means any holder of Notes, and its successors and permitted assigns.

“Indebtedness” has the meaning provided for such term in the First Lien Credit Agreement.

“Interest Payment Date” has the meaning provided in Section 3.01(a).

“IPO” has the meaning provided in Section 3.04.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, assets, liabilities, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole, (b) the ability of Parent to perform any obligation under this Agreement or any Ancillary Agreement or (c) the rights of or benefits available to the Purchaser (or the Holders of the Notes) under this Agreement or the Ancillary Agreement.

“Measurement Period” means the four (4) fiscal quarter period ending on the last date for which financial statements were required to have been delivered under the First Lien Credit Agreement.

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of incorporation, organization or formation and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all by-laws, voting agreements and similar documents, instruments or agreements relating to the organization or governance of such Person, in each case, as amended, modified or supplemented from time to time.

“Permitted Holder” means (A) Welsh, Carson, Anderson & Stowe X, L.P., WCAS Capital Partners IV, L.P., and each of their respective Affiliates and (B) (i) any officer, director, employee, member, partner or stockholder of the manager or general partner (or the general partner of the general partner) of any of the Persons referred to in clause (A), (ii) the spouses, ancestors, siblings, descendants (including children or grandchildren by adoption) and the descendants of any of the spouses or siblings of the Persons referred to in clause (B)(i) above; (iii) in the event of the incompetence or death of any of the Persons described in clause (B)(i) or (B)(ii) above, such Person’s estate, executor, administrator, committee or other personal representative; (iv) any trust created for the benefit of the Persons described in clause (B)(i) or (B)(ii) above or any trust for the benefit of any such trust; or (v) any Person controlled by any of the Persons described in any of the clauses (B)(i), (B)(ii) or (B)(iv) above.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“PIK Interest” has the meaning provided in Section 3.01(b).

“PIK Requirement” shall be deemed to exist as of a Measurement Date if (a) the Consolidated Total Leverage Ratio is equal to or greater than 7.0 to 1.0 on such Measurement Date, or (b) the Required Holders agree in writing to defer all or a portion of the accrued interest that is due and payable on the Interest Payment Date next succeeding such Measurement Date.

“Required Holders” means Holders holding a majority in aggregate principal amount of the Notes at the time outstanding.

“Second Lien Credit Agreement” means the Credit Agreement, dated as of June 15, 2007, among the Company, as borrower, the lenders party thereto from time to time, Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., as administrative agent and second lien collateral agent, Deutsche Bank Securities Inc., as joint lead arranger, joint bookrunner and syndication agent, BNP Paribas, as documentation agent and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as joint lead arranger and joint bookrunner, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, supplemented, refinanced, restructured, replaced or otherwise modified (including any amendment, restatement, supplement, restructuring, refinancing, replacement or other modification that increases the amount borrowed thereunder, extends the maturity thereof, or adds additional borrowers or guarantors thereunder) in whole or in part from time to time, and whether by the same or different agent, lender or group of lenders.

“Securities Act” means the Securities Act of 1933, or any successor federal statute, and the rules and regulations of the Commission thereunder, as the same may be amended from time to time.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person; provided, that, other than for purposes of the definition of “Change of Control”, a Subsidiary shall not include any corporation, partnership, joint venture, association, joint-stock company, limited liability company or other business entity which is not a “Subsidiary” as defined in the Credit Agreements.

“Tax” or “Taxes” means (a) any and all federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, accumulated earnings, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind or any charge of any kind in the nature of (or similar to) taxes whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and (b) any liability for the payment of any amounts of the type described in clause (a) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any tax sharing or tax allocation agreement, arrangement or understanding, or as a result of being liable for another person’s taxes as a transferee or successor, by contract or otherwise.

“Voting Stock” of any specified Person means the Capital Stock of such Person that is entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement, voting trust, proxy or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees (or equivalent) of such Person.

SECTION 1.02. Accounting Principles. The character or amount of any asset, liability, capital account or reserve and of any item of income or expense to be determined, and any consolidation or other accounting computation to be made, and the construction of any definition containing a financial term, pursuant to this Agreement shall be determined or made in accordance with GAAP, consistently applied, unless such principles are inconsistent with the express requirements of this Agreement.

SECTION 1.03. Other Definitional Provisions; Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. Unless the context otherwise requires: (i) “or” is disjunctive but not exclusive, (ii) words in the singular include the plural, and in the plural include the singular, (iii) the words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (iv) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement, (v) the words “Article” and “Section” are references to the articles and sections of this Agreement unless otherwise specified and (vi) whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation”. A Default or Event of Default shall “continue” or be “continuing” until such Default or Event of Default has been cured or waived by the Purchaser. References in this Agreement to any Persons shall include such Persons’ successors and permitted assigns.

ARTICLE II

ISSUANCE AND SALE OF THE SECURITIES

SECTION 2.01. Issuance, Sale and Delivery of the Securities. Upon the terms and subject to the conditions of this Agreement, on the Closing Date:

(a) Parent shall issue, sell and deliver to the Purchaser a Note in the principal amount set forth under the heading “Total Purchase Price” on Schedule I, for the purchase price set forth under the heading “Notes Purchase Price” on Schedule I; and

(b) Holdings shall issue, sell and deliver the to the Purchaser, and the Purchaser shall purchase from Holdings, the number of shares of Holdings Common Stock and Holdings Preferred Stock set forth on Schedule I, for the purchase price set forth opposite under the heading “Stock Purchase Price” on Schedule I.

The Purchaser shall pay the aggregate purchase price for the Securities being purchased by the Purchaser hereunder to Holdings and Parent by wire transfer of immediately available funds to an account or accounts designated by Holdings or Parent prior to Closing.

SECTION 2.02. The Closing. The purchase and sale of the Securities (the “Closing”) will take place at the offices of Ropes & Gray LLP, 1211 Avenue of the Americas, New York, NY 10036 on the first date the conditions set forth in Article VI below have been satisfied or waived by the applicable parties, or at such other place or time and on such other date as Holdings, Parent and the Purchaser may agree in writing, in each case, subject to the satisfaction or waiver of the conditions set forth in Article VI. The failure to consummate the purchase and sale of the Securities provided for in this Agreement on the date and time and at the place specified herein will not relieve any party to this Agreement of any obligation under this Agreement.

SECTION 2.03. Value of Securities. Holdings, Parent and the Purchaser acknowledge and agree that the aggregate value of the Notes is $21,832,913 and that the aggregate value of the Shares is $3,167,087 (or $1.00 per share of Holdings Common Stock and $18.05 per share of Holdings Preferred Stock)) and in each case will be represented as such by each such party for federal, state and local Tax purposes.

ARTICLE III

REPAYMENT OF THE NOTES

SECTION 3.01. Interest.

(a) Parent covenants and agrees to make payments of accrued interest on the Notes, at the rate of ten percent (10.0%) per annum and payable semiannually in arrears, on December 31 and June 30 of each year, commencing on December 31, 2007 (each such payment date being referred to as an “Interest Payment Date”). Parent shall pay interest on overdue principal at the rate of twelve percent (12.0%) per annum and shall pay interest on overdue installments of interest at the rate of twelve percent (12.0%) per annum to the extent lawful. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

(b) If a PIK Requirement exists as of a Measurement Date immediately preceding an Interest Payment Date, then (i) the rate of interest otherwise applicable to the Notes under Section 3.01(a) shall be multiplied by 1.2 and apply for the period from the day immediately succeeding the Interest Payment Date immediately preceding such Measurement Date, through the Interest Payment Date immediately following such Measurement Date, and all such interest (at an effective rate of 12% per annum) shall be capitalized and added to the principal balance of the Notes on the Interest Payment Date immediately following the Measurement Date (the “PIK Interest”). As a result of a PIK Requirement, interest on the Notes shall be deemed to have accrued at an effective rate of twelve percent (12%) per annum for the period applicable to the PIK Interest, as opposed to the ten percent (10%) per annum that would otherwise apply.

(c) On any Interest Payment Date occurring on or after June 15, 2012, Parent shall pay an amount of accrued original issue discount on the Notes (which shall include any PIK Interest) as shall be necessary to ensure that the Notes shall not be considered an “applicable high yield discount obligation” within the meaning of Section 163(i) of the Internal Revenue

Code of 1986, as amended, or any successor provision. The amount of principal payable at maturity of the Notes (including any PIK Interest payable at maturity) shall be reduced by any amounts that are paid pursuant to this paragraph.

SECTION 3.02. Repayment. Parent covenants and agrees to repay the unpaid principal balance of the Notes in full, together with all accrued and unpaid interest, fees and other amounts due hereunder and then outstanding, on June 15, 2017.

SECTION 3.03. Optional Prepayment. Parent may prepay any or all amounts outstanding under the Notes, at any time and from time to time, without premium or penalty.

SECTION 3.04. Mandatory Prepayment Upon a Qualified Initial Public Offering. If Holdings consummates a sale of its common stock to the public in a firm commitment underwritten public offering pursuant to an effective registration statement (other than a registration statement on Form S-4 or Form S-8 or any similar successor form) filed under the Securities Act, in which the aggregate proceeds to the issuer (together with the aggregate proceeds in all such prior public offerings) are at least $50,000,000 or if such public offering would otherwise constitute a “Qualified IPO” as defined in paragraph 5(b) of Section I of Article FOURTH of the Amended and Restated Certificate of Incorporation of Holdings (an “IPO”), Parent shall prepay the Notes in full in cash, without penalty or premium, in an aggregate amount not to exceed to the net proceeds of such IPO.

SECTION 3.05. Mandatory Prepayment Upon a Change of Control. If a Change of Control occurs, Parent shall prepay in full in cash the outstanding principal amount of the Notes, without penalty or premium, plus any accrued but unpaid interest thereon.

SECTION 3.06. Notice of Prepayment and Other Notices. Parent shall give written notice of any prepayment of any of the Notes or any portion thereof pursuant to Section 3.04 or Section 3.05 not less than five Business Days prior to the date fixed for such prepayment. Parent shall give such notice of prepayment and all other notices to be given to the Holders at the address designated for such Holders on the register on the date of mailing such notice of prepayment or other notice. Upon notice of any such prepayment being given as aforesaid, Parent shall be irrevocably obligated to prepay, on the date therein fixed for prepayment, the Notes or the portion thereof, as the case may be, so called for prepayment, at the principal amount thereof so called for prepayment, together with interest accrued thereon to the date fixed for such prepayment. A prepayment of less than all of the outstanding principal amount of the Notes shall not relieve Parent of its obligation to make scheduled payments of interest in respect of the principal remaining outstanding on any Interest Payment Date.

SECTION 3.07. Surrender of Notes; Notation Thereon. Upon any prepayment of a portion of the principal amount of the Notes, the Holder, at its option, may require Parent to execute and deliver at the expense of Parent (except for Taxes or other governmental charges imposed in connection therewith), upon surrender of the Notes, new Notes registered in the name of the Holder or such other Persons as may be designated by the Holder for the principal amount of the Notes then remaining unpaid, dated as of the most recent date to which interest has been paid on the principal amount of the Notes then remaining unpaid (or the date hereof if prior to the first Interest Payment Date), or may present the Notes to Parent for notation of the payment of the portion of the principal amount of the Notes so prepaid.

SECTION 3.08. Maximum Lawful Rate. This Agreement and the Notes are hereby limited by this Section 3.08. In no event, whether by reason of acceleration of the maturity of the amounts due hereunder or otherwise, shall interest and fees contracted for, charged, received, paid or agreed to be paid to the Holder exceed the maximum amount permissible under such applicable law. If, from any circumstance whatsoever, interest and fees would otherwise be payable to the Holder in excess of the maximum amount permissible under such applicable law, the interest and fees shall be reduced to the maximum amount permitted under applicable law. If from any circumstance, the Holder shall have received anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excess of interest shall be applied to the reduction of the principal amount of the Notes, in such manner as may be determined by the Holder, and not to the payment of fees or interest, or if such excessive interest exceeds the unpaid balance of the principal amount of the Notes, such excess shall be refunded to Parent.

SECTION 3.09. Certain Waivers. Parent unconditionally waives (a) any rights to presentment, demand, protest or (except as expressly required hereby) notice of any kind, and (b) any rights of rescission, setoff, counterclaim or defense to payment under the Notes or otherwise that Parent may have or claim against the Holder.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF HOLDINGS AND PARENT

In order to induce the Purchaser to enter into this Agreement and purchase the Securities, Holdings and Parent hereby jointly and severally represent and warrant to the Purchaser that.

SECTION 4.01. Existence and Power. Each of Holdings and Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Holdings and Parent has the corporate power and authority necessary to (i) own its properties and assets, (ii) carry on its business as now being conducted and as proposed to be conducted immediately after the Merger and (iii) execute and deliver this Agreement and each of the other agreements, instruments and certificates being executed and delivered in connection with this Agreement, including the Notes, the Stockholders Agreement and the Registration Rights Agreement (the “Ancillary Agreements”) to which it is a party, and to perform its obligations hereunder and thereunder, including the issuance, sale and delivery of any and all Securities to be issued and sold by it hereunder.

SECTION 4.02. Authorization; Validity. The execution and delivery by each of Holdings and Parent of this Agreement and each Ancillary Agreement to which Holdings or Parent is a party and the consummation of the transactions contemplated hereby (including the issuance, sale and delivery of any and all Securities to be sold by it hereunder) and thereby have been duly authorized by all necessary corporate action on the part of Holdings and Parent. This Agreement has been duly executed and delivered by Holdings and Parent and each Ancillary Agreement to which Holdings or Parent is a party will be duly executed and delivered by such

Person at the Closing. This Agreement constitutes, and each Ancillary Agreement to which Holdings or Parent are a party, when executed and delivered by such Person at the Closing, will constitute, a valid and binding agreement of such Person, enforceable against such Person in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies and (iii) with respect to provisions relating to indemnification and contribution, as limited by considerations of public policy and by federal or state securities laws.

SECTION 4.03. Authorization of Governmental Authorities. Assuming the accuracy of the Purchaser’s representations and warranties set forth in Article V hereof, no order, license, consent, authorization or approval of, or exemption by, or action by or in respect of, or notice to, or filing or registration with, any governmental body, agency or official is required by or with respect to Holdings or Parent in connection with the execution, delivery and performance by Holdings or Parent of this Agreement or any Ancillary Agreement to which Holdings or Parent is a party except (i) for such filings as may be required under Regulation D promulgated under the Securities Act (“Regulation D”), or under any applicable state securities laws, (ii) for such other filings and approvals as have been made or obtained, or (iii) where the failure to obtain any such order, license, consent, authorization, approval or exemption or give any such notice or make any filing or registration would not have a Material Adverse Effect.

SECTION 4.04. Noncontravention. The execution, delivery and performance by Holdings and Parent of this Agreement and each Ancillary Agreement to which Holdings or Parent is a party, do not and will not (i) violate the Organizational Documents of Holdings or Parent, (ii) violate any law, rule, regulation, judgment, injunction, order or decree applicable to or binding upon Holdings or Parent, (iii) violate any contract, agreement, license, lease or other instrument, arrangement, commitment, obligation, understanding or restriction of any kind to which Holdings or Parent is a party or (iv) require any consent or other action by any person under, constitute a default under (with due notice or lapse of time or both), or give rise to any right of termination, cancellation or acceleration of any right or obligation of Holdings or Parent or to a loss of any benefit to which Holdings or Parent is entitled under any provision of any agreement or other instrument binding upon Holdings or Parent or any of its material assets or properties.

SECTION 4.05. Capitalization. Prior to the Closing, and after giving effect to the filing of an Amended and Restated Certificate of Incorporation of Holdings in the form of Exhibit E hereto (the “Amended and Restated Holdings Charter”) with the Secretary of State of the State of Delaware, the authorized capital stock of Holdings will consist of 60,000,000 shares of Holdings Common Stock and 11,500,000 shares of Holdings Preferred Stock. Except (A) for up to 5,000,000 shares of Holdings Common Stock that will be reserved for issuance upon exercise of options pursuant to the Holdings’ 2007 Stock Option Plan (which is expected to be adopted on for following the Closing Date), (B) for the Shares to be issued hereunder and (C) for the shares of Holdings Preferred Stock and Holdings Common Stock to be issued to the Equity Investors pursuant to the Stock Subscription Agreement, there are, and immediately after the Closing there will be, no outstanding (i) shares of capital stock or other voting securities of Holdings, (ii) securities of Holdings that are convertible into or exercisable or exchangeable for shares of capital stock or other voting securities of Holdings or (iii) options or other rights to acquire from Holdings, or any other obligation of Holdings to issue any capital stock, other voting securities or securities convertible into or exercisable or exchangeable for capital stock or other voting securities of the Holdings. Schedule II hereto set forth all of the direct and indirect Subsidiaries of Holdings as of the Closing Date, the percentage ownership thereof and the jurisdiction of organization of all such Subsidiaries.

SECTION 4.06. Validity of Shares. At Closing, the Shares will have been duly and validly authorized and when issued, sold and delivered in accordance with the terms hereof for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable shares of Holdings Common Stock and Holdings Preferred Stock, free and clear of restrictions on transfer, other than those set forth in the Stockholders Agreement and applicable federal and state securities laws. The shares of Holdings Common Stock issuable upon conversion of or in exchange for the Holdings Preferred Stock will be validly issued, fully paid and non-assessable shares of Holdings Common Stock when issued in accordance with the terms of the Amended and Restated Holdings Charter;

SECTION 4.07. No Brokers. Except for fees payable to Affiliates of the Purchaser, neither Holdings nor Parent has any liability of any kind to any broker, finder or agent with respect to the transactions contemplated by this Agreement, the Merger Agreement or any of the transactions contemplated hereby or thereby.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to Holdings and Parent that:

SECTION 5.01. Existence. The Purchaser is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

SECTION 5.02. Authorization; Power; Validity. The execution and delivery by the Purchaser of this Agreement and each Ancillary Agreement to which the Purchaser is a party and the consummation of the transactions contemplated hereby and thereby are within the Purchaser’s powers and have been duly authorized by all necessary action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser and each Ancillary Agreement to which the Purchaser is a party will be duly executed and delivered by the Purchaser at Closing. This Agreement constitutes, and each Ancillary Agreement to which the Purchaser is a party, when executed and delivered by the Purchaser at Closing will constitute, a valid and binding agreement of the Purchaser, enforceable against the Purchaser in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies and (iii) with respect to provisions relating to indemnification and contribution, as limited by considerations of public policy and by federal or state securities laws.

SECTION 5.03. Governmental Authorization. Assuming the accuracy of the Parent’s representations and warranties set forth in Article IV above, no order, license, consent, authorization or approval of, or exemption by, or action by or in respect of, or notice to, or filing or registration with, any governmental body, agency or official is required by or with respect to the Purchaser in connection with the execution, delivery and performance by the Purchaser of this Agreement or any Ancillary Agreement to which the Purchaser is a party except (i) for such filings and notices of sale, if any, as may be required under Regulation D or under any applicable state securities laws, (ii) for such other filings and approvals as have been made or obtained, or (iii) where the failure to obtain any such order, license, consent, authorization, approval or exemption or give any such notice or make any filing or registration would not have a material adverse effect on the ability of the Purchaser to perform it’s obligations hereunder or thereunder.

SECTION 5.04. Noncontravention. The execution, delivery and performance by the Purchaser of this Agreement and each Ancillary Agreement to which the Purchaser is a party do not and will not (i) violate the organizational documents of the Purchaser, (ii) violate any law, rule, regulation, judgment, injunction, order or decree applicable to or binding upon the Purchaser, (iii) violate any contract, agreement, license, lease or other instrument, arrangement, commitment, obligation, understanding or restriction of any kind to which the Purchaser is a party, (iv) require any consent or other action by the Person under, constitute a default under (with due notice or lapse of time or both), or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Purchaser under any provision of any agreement or other instrument binding upon the Purchaser or any of its assets or properties or (v) result in the creation or imposition of any material lien, claim, charge, pledge, security interest or other encumbrance on or with respect to any Securities acquired hereunder.

SECTION 5.05. Purchase for Investment. The Purchaser is purchasing the Securities for investment for the Purchaser’s own account and not with a view to, or for sale in connection with, any distribution thereof.

SECTION 5.06. Private Placement.

(a) The Purchaser’s financial situation is such that the Purchaser can afford to bear the economic risk of holding the Securities for an indefinite period of time, and the Purchaser can afford to suffer the complete loss of the Purchaser’s investment in the Securities.

(b) The Purchaser’s knowledge and experience in financial and business matters are such that the Purchaser is capable of evaluating the merits and risks of the Purchaser’s investment in the Securities or the Purchaser has been advised by a representative possessing such knowledge and experience.

(c) The Purchaser understands that the Securities acquired hereunder are a speculative investment which involves a high degree of risk of loss of the entire investment therein, that there will be substantial restrictions on the transferability of the Securities and that following the date hereof there will be no public market for the Securities and that, accordingly, it may not be possible for the Purchaser to sell or pledge the Securities, or any interest in the Securities, in case of emergency or otherwise.

(d) The Purchaser and the Purchaser’s representatives, including, to the extent the Purchaser deems appropriate, the Purchaser’s legal, professional, financial, tax and other advisors, have reviewed all documents provided to them in connection with the Purchaser’s investment in the Securities, and the Purchaser understands and is aware of the risks related to such investment.

(e) The Purchaser and the Purchaser’s representatives have been given the opportunity to examine all documents and to ask questions of, and to receive answers from, Parent and their respective representatives concerning Parent, the Merger, the terms and conditions of the Purchaser’s acquisition of the Securities and related matters and to obtain all additional information which the Purchaser or the Purchaser’s representatives deem necessary.

(f) The Purchaser is an “accredited investor” as such term is defined in Regulation D promulgated under the Securities Act.

(g) The Purchaser does not have any plan or intention to sell, exchange, transfer or otherwise dispose of (including by way of gift) any of its Securities immediately after the purchase of the Securities.

ARTICLE VI

CONDITIONS

SECTION 6.01. Conditions to the Obligations of Each of the Parties. The obligation of each of the parties hereto to consummate the transactions contemplated hereby is subject to the satisfaction or, with the prior written consent of WCAS CP IV, waiver of the each of the conditions precedent to the consummation of the Merger set forth in Article III of the Merger Agreement.

SECTION 6.02. Conditions to the Obligations of the Purchaser. The obligation of the Purchaser to consummate the transactions contemplated hereby is subject to the satisfaction (or waiver by the Purchaser) of the following further conditions:

(a) Parent shall have performed and complied in all material respects with all covenants and agreements hereunder that are required to be performed or complied with by it on or prior to the Closing Date.

(b) The representations and warranties of Parent contained in this Agreement shall be true and correct in all material respects when made and as of the Closing Date, as if made on such date.

(c) Each of the Ancillary Agreements shall have been executed and delivered by the other parties thereto.

(d) The transactions contemplated by the Stock Subscription Agreement shall have been consummated on a substantially concurrent basis with the Closing under this Agreement.

(e) The Purchaser shall have received all original counterpart signature pages and all certificates and other documentation as it or its counsel shall have reasonably requested in connection with the Closing.

SECTION 6.03. Conditions to the Obligation of Parent. The obligation of Parent to consummate the transactions contemplated hereby is further subject to the satisfaction (or waiver by the Parent) of the following further conditions:

(a) The Purchaser shall have performed and complied in all material respects with all of its covenants and agreements hereunder that are required to be performed or complied with by it on or prior to the Closing Date.

(b) The representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects when made and as of the Closing Date, as if made on such date.

(c) Each of the Ancillary Agreements shall have been executed and delivered by the other parties thereto.

ARTICLE VII

AFFIRMATIVE COVENANTS

Until the principal of and interest on the Notes and all fees, expenses and other amounts payable under this Agreement and Notes shall have been paid in full, Holding and Parent covenant and agree that:

SECTION 7.01. Financial Statements and Other Information. Holdings and Parent will furnish to the Holders:

(a) promptly after obtaining knowledge thereof, written notice of the occurrence of any Default (accompanied by a statement of a Financial Officer or other executive officer of Holdings or Parent setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto); and

(b) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of Parent and its Subsidiaries as the Holders may reasonably request;

provided, that the obligations of Holdings and Parent to provide the information required to be provided to any Holder under this Section 7.01 shall be subject to such Holder executing a customary confidentiality agreement in form and substance reasonably satisfactory to Holdings and Parent (it being understood that the confidentiality provisions contained in Article VI of the Stockholders Agreement are deemed to be satisfactory for such purposes).

SECTION 7.02. Existence; Conduct of Business. Parent will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, permits, approvals, accreditations, authorizations, licenses, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business, except where the failure to do so is not reasonably likely to result in a Material Adverse Effect; provided, that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 8.01 of this Agreement or Section 6.05 of the Credit Agreements.

SECTION 7.03. Payment of Taxes. Parent will, and will cause each of the Subsidiaries to, pay its Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) Parent or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) such contest effectively suspends the enforcement of any lien securing such obligation and (d) the failure to make payment pending such contest is not reasonably likely to result in a Material Adverse Effect.

SECTION 7.04. Books and Records; Inspection and Audit Rights. Parent will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. Parent will, and will cause each of its Subsidiaries to, permit any representatives designated by the Required Holders, upon reasonable prior notice, to visit and inspect its properties during normal business hours, to examine and make extracts from its books and records and to discuss its affairs, finances and condition with its officers and independent accountants (provided that Parent shall be provided the opportunity to participate in any such discussions with its independent accountants), all at such reasonable times and as often as reasonably requested.

SECTION 7.05. Compliance with Laws. Parent will cause each of its Subsidiaries to comply with all applicable laws, rules and regulations applicable to it or its property, except where the failure to do so, individually or in the aggregate, is not reasonably likely to result in a Material Adverse Effect.

ARTICLE VIII

NEGATIVE COVENANTS

Until the principal of and interest on the Notes and all fees, expenses and other amounts payable under this Agreement and Notes shall have been paid in full, Parent covenants and agrees that:

SECTION 8.01. Fundamental Changes. Parent will not merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, any Person may merge into Parent in a transaction in which the surviving entity is a Person organized or existing under the laws of the United States of America, any State thereof or the District of Columbia and, if such surviving entity is not Parent, such Person expressly assumes, in writing, all the obligations of Parent under this Agreement and the Notes.

SECTION 8.02. Amendment of Material Documents. Parent will not amend, modify or waive any of its rights under its Organizational Documents to the extent such amendment, modification or waiver would be materially adverse to the Holders.

ARTICLE IX

TRANSFER OF NOTES

SECTION 9.01. Restricted Securities. The Purchaser acknowledges that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, and that Parent is not required to register the Notes.

SECTION 9.02. Legends. Parent may place an appropriate legend on the Notes owned by the Purchaser concerning the restrictions set forth in this Article IX.

SECTION 9.03. Transfer of Notes. Subject to Section 9.02 hereof, a Holder may transfer such Note to a new Holder, or may exchange such Note for Notes of different denominations, by surrendering such Note to Parent duly endorsed for transfer or accompanied by a duly executed instrument of transfer naming the new Holder (or the current Holder if submitted for exchange only), together with written instructions for the issuance of one or more new Notes specifying the respective principal amounts of each new Note and the name of each new Holder and each address therefor. Parent shall simultaneously deliver to such Holder or its designee such new Notes and shall mark the surrendered Notes as canceled. In lieu of the foregoing procedures, a Holder may assign a Note (in whole but not in part) to a new Holder by sending written notice to Parent of such assignment specifying the new Holder’s name and address; in such case, Parent shall promptly acknowledge such assignment in writing to both the old and new Holder. Parent shall not be required to recognize any subsequent Holder of a Note unless and until Parent has received reasonable assurance that all applicable transfer taxes have been paid.

SECTION 9.04. Replacement of Lost Securities. Upon receipt of evidence reasonably satisfactory to Parent of the mutilation, destruction, loss or theft of any Notes and the ownership thereof, Parent shall, upon the written request of the Holder of such Notes, execute and deliver in replacement thereof new Notes in the same form, in the same original principal amount and dated the same date as the Notes so mutilated, destroyed, lost or stolen; and such Notes so mutilated, destroyed, lost or stolen shall then be deemed no longer outstanding hereunder. If the Notes being replaced have been mutilated, they shall be surrendered to Parent; and if such replaced Notes have been destroyed, lost or stolen, such Holder shall furnish Parent with an indemnity in writing to save it harmless in respect of such replaced Notes.

SECTION 9.05. No Other Representations Affected. Nothing contained in this Article IX shall limit the full force or effect of any representation, agreement or warranty made herein or in connection herewith to the Purchaser.

ARTICLE X

EVENTS OF DEFAULT

SECTION 10.01. Events of Default. If any one or more of the following events (each, an “Event of Default”) occurs and is continuing:

(a) default in the payment of the principal of the Notes when and as the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by acceleration or otherwise; or

(b) default in the payment of any cash interest or any other amount due under this Agreement or the Notes, when and as the same becomes due and payable and such default continues for a period of 30 days; or

(c) default in the due observance or performance by Parent of any covenant, condition or agreement with respect to Parent contained in Article VIII; or

(d) default in the due observance or performance by Holdings or Parent of any covenant, condition or agreement contained in this Agreement or the Notes (other than those specified in 10.01(a), 10.01(b) or 10.01(c) above) and such Default continues unremedied for a period of 30 days after written notice thereof from the Required Holders to Parent; or

(e) the entry of a decree or order for relief by a court having jurisdiction in the premises in respect of Parent, the Company or any of the Company’s Restricted Subsidiaries (as defined in the Second Lien Credit Agreement) in an involuntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or any other applicable federal or state bankruptcy, insolvency or other similar laws, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of Parent the Company or any of the Company’s Restricted Subsidiaries (as defined in the Second Lien Credit Agreement) for any substantial part of any of their respective properties, or ordering the winding-up or liquidation of any of their affairs and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days; or

(f) the commencement by Parent the Company or any of the Company’s Restricted Subsidiaries (as defined in the Second Lien Credit Agreement) of a voluntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or any other applicable federal or state bankruptcy, insolvency or other similar laws, or the consent by any of them to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of Parent the Company or any of the Company’s Restricted Subsidiaries (as defined in the Second Lien Credit Agreement) for any substantial part of their respective properties, or the making by any of them of any assignment for the benefit of creditors, or the failure of Parent the Company or any of the Company’s Restricted Subsidiaries (as defined in the Second Lien Credit Agreement) generally to pay its debts as such debts become due; or

(g) default occurs under the terms of any Indebtedness of Parent, the Company or any of the Company’s Restricted Subsidiaries (as defined in the Second Lien Credit Agreement) or the payment of which is guaranteed by Parent, the Company or any of the Company’s Restricted Subsidiaries (as defined in the Second Lien Credit Agreement) in an aggregate principal amount exceeding $20,000,000 and such default (i) consists of the failure to pay principal at the final stated maturity of such Indebtedness or (ii) results in the acceleration of the maturity of such indebtedness; or

(h) one or more judgments for the payment of money in an aggregate amount (in each case to the extent not paid or covered by insurance provided by a carrier who has not denied coverage) in excess of $20,000,000 is rendered against Parent, the Company or any of the Company’s Restricted Subsidiaries (as defined in the Second Lien Credit Agreement), or any combination thereof and the same remains undischarged for a period of 60 consecutive days during which execution is not effectively stayed, or any action is legally taken by a judgment creditor to levy upon assets or properties of Parent, the Company or any of the Company’s Restricted Subsidiaries (as defined in the Second Lien Credit Agreement) to enforce any such judgment;

then, the Required Holders may, at their option, by notice to Parent, declare all the Notes to be forthwith due and payable, whereupon the principal of the Notes, together with accrued interest thereon, shall become forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are expressly waived by Parent; provided, that in any event described in Sections 10.01(f) or 10.01(g) with respect to Parent, all the Notes, together with interest accrued thereon, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Parent.

At any time after any declaration of acceleration as to the Notes has been made as provided in this Section 10.01, the Required Holders may, by notice to Parent, rescind such declaration and its consequences, if (a) Parent has paid all overdue installments of interest on the Notes and all principal that has become due otherwise than by such declaration of acceleration and (b) all other Defaults and Events of Default under this Agreement and the Notes (other than nonpayments of principal and interest that have become due solely by reason of acceleration) have been remedied or cured or have been waived pursuant to this paragraph; provided, that no such rescission will extend to or affect any subsequent Default or Event of Default or impair any right consequent thereon.

SECTION 10.02. Suits for Enforcement. If an Event of Default specified in Section 10.01(a) or 10.01(b) occurs and is continuing or the Notes become immediately due and payable in accordance with this Section, the Holders may proceed to protect and enforce their rights by suit in equity, action at law and/or by other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement or in aid of the exercise of any power granted in this Agreement, or may proceed to enforce the payment of the Notes or to enforce any other legal or equitable right of the Holders. In case of any Default under this Agreement, Parent will pay to the Holders such amounts as shall be sufficient to cover the costs and expenses of the Holders due to said Default, including, without limitation, collection costs and reasonable attorneys’ fees.

ARTICLE XI

MISCELLANEOUS

SECTION 11.01. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as provided below, no party hereto shall assign this Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other parties hereto. Notwithstanding the foregoing, after the Closing, the Purchaser may assign their rights under this Agreement to any transferee of any Securities so long as, such transfer is made in compliance with the terms of this Agreement and, in connection with any transfer of Shares, such transfer is made in compliance with the terms of the Stockholders Agreement.

SECTION 11.02. Amendments, Waivers and Consent. This Agreement may be amended, and the observance of any term hereof may be waived (either retroactively or prospectively) with (and only with) the written consent of (x) so long as it holds any Securities, WCAS CP IV, (y) the Required Holders and (z) (i) Parent (if such amendment or waiver relates exclusively to the Notes) or (ii) Holdings and Parent (in the case of all other amendments or waivers); provided, that no such amendment or waiver may, without the prior written consent of the Holder of each Note then outstanding and affected thereby, (a) reduce the principal of or rate of interest on, any Note, (b) postpone the date fixed for any payment of principal of or interest on any Note (other than a deferral of interest pursuant to Section 3.01(b) or deferral or waiver of payment pursuant to Sections 3.04 or 3.05) or a waiver of any increase in the interest rate on the Notes upon the occurrence of an Event of Default pursuant to Section 10.01(a) or 10.01(b) or upon a deferral of interest pursuant to Section 3.01(b)) or (c) change the ranking or priority of any Notes relative to any other Note or the percentage of the aggregate principal amount of the Notes the Holders of which shall be required to consent or take any other action under this Section 11.02 or any other provision of this Agreement. No amendment or waiver of this Agreement will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or thereby impair any right consequent thereon.

SECTION 11.03. No Implied Waivers; Cumulative Remedies; Writing Required. No delay or failure in exercising any right, power or remedy hereunder shall affect or operate as a waiver thereof; nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that the Purchaser or any Holders would otherwise have. Any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement or any such waiver of any provision or condition of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing.

SECTION 11.04. Transfer Taxes. All transfer taxes, fees and duties under applicable law incurred in connection with the sale and transfer of the Securities under this Agreement will be borne and paid by Holdings (in respect of any transfer of Shares) or Parent (in the case of any transfer of Notes) and Holdings and Parent, as applicable, shall promptly reimburse the holders of the Securities for any such tax, fee or duty which any of them is required to pay under applicable law.

SECTION 11.05. Reimbursement of Expenses. Holdings and Parent shall be jointly and severally obligated to pay or reimburse the Purchaser (and/or affiliates thereof) on demand for all fees and expenses incurred or payable by the Purchaser (and/or affiliates thereof) (including, without limitation, reasonable fees and expenses of counsel for the Purchaser (and/or affiliates thereof)), from time to time (a) arising in connection with the negotiation, preparation and execution of this Agreement and/or any Ancillary Agreement or the Merger Agreement and related due diligence and financing and all other instruments and documents to be delivered hereunder or thereunder or arising in connection with the transactions contemplated hereunder or thereunder, (b) relating to any amendments, waivers or consents pursuant to the provisions hereof or thereof, and (c) arising in connection with the enforcement of this Agreement or any such Ancillary Agreement or any collection of the Notes.

SECTION 11.06. Holidays. Whenever any payment or action to be made or taken hereunder or under the Notes shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day, and such extension of time shall be included in computing interest or fees, if any, in connection with such payment or action.

SECTION 11.07. Notices. Any notice or communication required or permitted hereunder shall be in writing and shall be delivered personally, delivered by nationally recognized overnight courier service or sent by certified or registered mail, postage prepaid, or (if a facsimile number is provided) sent by facsimile (subject to confirmation of such facsimile transmission). Any such notice or communication shall be deemed to have been given (i) when delivered, if personally delivered, (ii) three Business Days after it is deposited with a nationally recognized overnight courier service, if sent by nationally recognized overnight courier service, (iii) the day of sending, if sent by facsimile prior to 5:00 p.m. (EST) on any Business Day or the next succeeding Business Day if sent by facsimile after 5:00 p.m. (EST) on any Business Day or on any day other than a Business Day or (iv) five Business Days after the date of mailing, if mailed by certified or registered mail, postage prepaid, in each case, to the following address or facsimile number, or to such other address or addresses or facsimile number or numbers as such party may subsequently designate to the other parties by notice given hereunder:

if to Holdings, to it at:

c/o Welsh, Carson, Anderson & Stowe X, L.P.

320 Park Avenue, Suite 2500

New York, New York 10022

Attention:	D. Scott Mackesy
Sean M. Traynor
Facsimile:	(212) 893-9566

and with an additional copy to:

Ropes & Gray LLP
1211 Avenue of the Americas
New York, New York 10036
Attention:	Othon A. Prounis, Esq.
Facsimile:	(212) 841-5725

if to Parent, to it at:

c/o Welsh, Carson, Anderson & Stowe X, L.P.
320 Park Avenue, Suite 2500
New York, New York 10022
Attention:	D. Scott Mackesy
Sean M. Traynor
Facsimile:	(212) 893-9566

and with an additional copy to:

Ropes & Gray LLP
1211 Avenue of the Americas
New York, New York 10036
Attention:	Othon A. Prounis, Esq.
Facsimile:	(212) 841-5725

If to the Purchaser, to them at:

c/o WCAS Capital Partners IV, L.P.
320 Park Avenue, Suite 2500
New York, New York 10022
Attention:	D. Scott Mackesy
Sean M. Traynor
Facsimile:	(212) 893-9566

with a copy to:

Ropes & Gray LLP
1211 Avenue of the Americas
New York, New York 10036
Attention:	Othon A. Prounis, Esq.
Facsimile:	(212) 841-5725

SECTION 11.08. Survival. All of the covenants, agreements, representations and warranties contained herein shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. All obligations relating to indemnification hereunder shall survive any termination of this Agreement and shall continue for the length of any applicable statute of limitations.

SECTION 11.09. Governing Law. This Agreement, and all claims arising hereunder or relating hereto, shall be governed and construed and enforced in accordance with the laws of the State of New York.

SECTION 11.10. Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby may only be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York County, New York, and each of the parties hereby consents to the exclusive jurisdiction of such courts in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, and each party agrees that, in addition to any method of service of process otherwise permitted by law, service of process on each party may be made by any method for giving such party notice as provided in Section 7.02, and shall be deemed effective service of process on such party.

SECTION 11.11. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

SECTION 11.12. Counterparts; Third Party Beneficiaries. This Agreement may be executed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. No provision of this Agreement shall confer upon any person other than the parties hereto and their respective successors and permitted assigns any rights or remedies hereunder.

SECTION 11.13. Entire Agreement. This Agreement (together with the Ancillary Agreements) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both oral and written, among the parties with respect to the subject matter hereof.

SECTION 11.14. Severability. If one or more provisions of this Agreement are finally held to be unenforceable under applicable law, such provision shall be deemed to be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforced in accordance with its terms to the maximum extent permitted by law.

SECTION 11.15. Indemnity. Holdings and Parent hereby agree to jointly and severally indemnify, defend and hold harmless the Purchaser and its respective officers, directors, employees, managers, partners, members, stockholders, agents and representatives, and their respective successors, assigns, officers, directors, employees, managers, partners, members, stockholders, agents and representatives (“Indemnified Parties”) in connection with any losses, claims, damages, liabilities and expenses, including reasonable attorneys’ fees, to which any such Indemnified Party may become subject (other than as a result of the gross negligence or willful misconduct of any such Person), insofar as such losses, claims, damages, liabilities or liabilities (or actions in respect thereof) arise out of or by reason of any investigation, litigation or other proceedings related to or resulting from any act of, or omission by Holdings or Parent or any officer, director, employee, manager, agent or representative of Holdings or Parent with respect to the transactions contemplated by the Merger Agreement or this Agreement or any Ancillary Agreement and to reimburse the Indemnified Parties, upon demand, for any reasonable legal or other expenses incurred in connection with investigating or defending any such loss, claim, damage, liability, expense or action; provided, that, the Purchaser shall not be entitled to indemnification pursuant to this Section 11.15 in connection with any suit, action or other proceeding brought against the Purchaser by Holdings or Parent insofar as such suit, action or other proceeding arises from a breach by the Purchaser of this Agreement or any Ancillary Agreement. To the extent that the foregoing undertakings may be unenforceable for any reason, Holdings and Parent agree to make the maximum contribution to the payment and satisfaction of indemnified liabilities set forth in this Section 11.15 which is permissible under applicable law.

IN WITNESS WHEREOF, the parties hereto have executed this Securities Purchase Agreement as of the day and year first above written.

HOLDINGS:	TRANSFIRST GROUP HOLDINGS, INC.

	By:	/s/ Eric J. Lee
		Name:	Eric J. Lee
		Title:	Secretary

PARENT:	TRANSFIRST PARENT CORP.

	By:	/s/ Eric J. Lee
		Name:	Eric J. Lee
		Title:	Secretary

WCAS CP IV:	WCAS CAPITAL PARTNERS IV, L.P.

	By:	WCAS CP IV Associates LLC
Its General Partner

	By:	/s/ Jon Rather
		Name:	Jon Rather
		Title:	Managing Member

Signature Page to Securities Purchase Agreement

SCHEDULE I

Purchaser

Name	Shares of Holdings Common Stock	Shares of Holdings Preferred Stock	Stock Purchase Price	Notes Purchase Price	Total Purchase Price
WCAS Capital Partners IV, L.P.	484,815	148,602	$3,167,087	$21,832,913	$25,000,000

SCHEDULE II

SUBSIDIARIES

Issuer	Holder	Jurisdiction of Organization	Percentage of Equity Interest
TransFirst Parent Corp.	TransFirst Group Holdings, Inc.	Delaware	100%
TransFirst Holdings, Inc.	TransFirst Parent Corp.	Delaware	100%
TransFirst Merchant Services, Inc.	TransFirst Holdings, Inc.	Delaware	100%
TransFirst, LLC	TransFirst Holdings, Inc.	Delaware	100%
TransFirst Health Services, Inc.	TransFirst Holdings, Inc.	Kansas	100%
TransFirst ePayment, Inc.	TransFirst Holdings, Inc.	Nevada	100%
Payment Resources International, LLC	TransFirst Holdings, Inc.	Delaware	100%
TransFirst ePayment Services, Inc.	TransFirst ePayment, Inc.	Delaware	100%

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by Eric Lee, its Vice President, who hereby acknowledges under penalties of perjury that the facts herein stated are true and that this certificate is his act and deed, this 15 day of June, 2007.

TRANSFIRST GROUP HOLDINGS, INC.

By:
	Name:	Eric Lee
	Title:	Vice President